                                                                        Ex. 12.1

Calculations of Earnings to Fixed Charges and Dividends
(dollar amounts in thousands)

                                                             Quarter ended                  Year ended
                                                             -------------  --------------------------------------------
                                                                3/26/01        2000     1999     1998     1997     1996
Interest Expense                                                  1,276       3,049    2,023     790     3,292    4,903
Interest Capitalized                                                 58         199        -       -         -       76
Amortization of Financing Cost                                       64         180       92      47        31       40
Financing Costs Capitalized                                         288         300      727       8       129        -
                                                               --------     -------   ------   -----   -------   ------

               Fixed Charges                                      1,686       3,728    2,842     845     3,452    5,019

Preferred Stock Dividend (adjusted for tax rate)                      -           -        -       -         -        -
                                                               --------     -------   ------   -----   -------   ------

               Total Fixed Charges and Dividends                  1,686       3,728    2,842     845     3,452    5,019
                                                               ========     =======   ======   =====   =======   ======


Pretax Income                                                    (2,148)    (10,426)  (3,540)    571   (40,757)  (8,216)
Fixed Charges                                                     1,686       3,728    2,842     845     3,452    5,019
Amortization of Capitalized Interest                                  1           -        -       -        76        -
Less: interest capitalized                                          (58)       (199)       -       -         -      (76)
                                                               --------     -------   ------   -----   -------   ------

               Total Earnings                                      (519)     (6,897)    (698)  1,416   (37,229)  (3,273)
                                                               ========     =======   ======   =====   =======   ======

Ratio of Earnings to Fixed Charges and Dividends                    -31%       -185%       -     168%        -        -

Deficiency                                                       (2,205)    (10,625)  (3,540)          (40,681)  (8,292)
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